                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13D-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(a)

                               (AMENDMENT NO. 6)*


                        CONVERGENCE COMMUNICATIONS, INC.
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                      NONE
                                      ----
                                 (CUSIP Number)


                             Michael E. Cahill, Esq.
                       Managing Director & General Counsel
                               The TCW Group, Inc.
                      865 South Figueroa Street, Ste. 1800
                          Los Angeles, California 90017
                                 (213) 244-0000
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  July 6, 2001
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. / /

NOTE: schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 22 Pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP NO.  NONE                SCHEDULE 13D                   Page 2 of 22 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The TCW Group, Inc.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Nevada
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     5,768,600
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      5,768,600
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        5,768,600   (See Item 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        32.6%    (See Item 5)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        HC, CO
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO.  NONE                SCHEDULE 13D                   Page 3 of 22 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        ROBERT A. DAY
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF                  0
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     0
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      0
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        IN, HC
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO.  NONE                SCHEDULE 13D                   Page 4 of 22 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        TCW ADVISORS, INC.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        NEW YORK
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     5,768,600
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      5,768,600
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        5,768,600   (See Item 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        32.6%    (See Item 5)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        HC, CO, IA
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO.  NONE                SCHEDULE 13D                   Page 5 of 22 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        BAEZA & CO., L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     5,768,600
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      5,768,600
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        5,768,600   (See Item 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        32.6%    (See Item 5)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO.  NONE                SCHEDULE 13D                   Page 6 of 22 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        MARIO L. BAEZA
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        Not Applicable
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     5,768,600
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      5,768,600
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        5,768,600   (See Item 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        32.6%    (See Item 5)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO.  NONE                SCHEDULE 13D                   Page 7 of 22 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        TCW/LATIN AMERICA MANAGEMENT PARTNERS, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        AF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     5,768,600
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      5,768,600
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        5,768,600   (See Item 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        32.6%    (See Item 5)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO.  NONE                SCHEDULE 13D                   Page 8 of 22 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        TCW/LATIN AMERICA PARTNERS, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        AF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     5,768,600
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      5,768,600
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        5,768,600   (See Item 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        32.6%    (See Item 5)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO.  NONE                SCHEDULE 13D                   Page 9 of 22 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        TCW/LATIN AMERICA PRIVATE EQUITY PARTNERS, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        OO, AF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     5,768,600
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      5,768,600
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        5,768,600   (See Item 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        32.6%    (See Item 5)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                          -------------------
CUSIP NO.  NONE                SCHEDULE 13D                  Page 10 of 22 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        TCW/LATIN AMERICA OFF-SHORE POOL I, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        OO, AF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        CAYMAN ISLANDS
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     1,612,902
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      1,612,902
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,612,902   (See Item 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        11.9%    (See Item 5)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                          -------------------
CUSIP NO.  NONE                SCHEDULE 13D                  Page 11 of 22 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        TCW/CCI HOLDING LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        AF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     4,155,698
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      4,155,698
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,155,698   (See Item 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        25.8%    (See Item 5)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                          -------------------
CUSIP NO.  NONE                SCHEDULE 13D                  Page 12 of 22 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        TCW/CCI HOLDING II LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        AF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     1,612,902
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      1,612,902
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,612,902   (See Item 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        11.9%    (See Item 5)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                          -------------------
CUSIP NO.  NONE                SCHEDULE 13D                  Page 13 of 22 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        ERNESTO RAMON
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        PF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     4,043
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      4,043
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,043   (See Item 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .03%    (See Item 5)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                          -------------------
CUSIP NO.  NONE                SCHEDULE 13D                  Page 14 of 22 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        JOHN E. AVERY
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        PF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     33,689
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      33,689
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        33,689   (See Item 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .28%    (See Item 5)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                          -------------------
CUSIP NO.  NONE                SCHEDULE 13D                  Page 15 of 22 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        SCOTT FAMILY INVESTORS LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                   (B) |X|
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        PF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) OR 2(e):                                           /   /
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        NEW JERSEY
--------------------------------------------------------------------------------
                               7      SOLE VOTING POWER
           NUMBER OF
            SHARES             -------------------------------------------------
              BY               8      SHARED VOTING POWER
             EACH                     33,689
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER

                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      33,689
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        33,689   (See Item 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                |X|
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .28%    (See Item 5)
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT

         This Amendment No. 6 filed on behalf of the Reporting Persons described below amends the Statement on Schedule 13D, dated October 28, 1999 (the "Schedule 13D"), with respect to the Common Stock, par value $0.001 per share (the "Common Stock"), of Convergence Communications, Inc., a Nevada corporation (the "Issuer"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Schedule 13D, as amended.

ITEM 2.  IDENTITY AND BACKGROUND

Item 2 is hereby amended to add the following:

This Amendment No. 6 is filed on behalf of the following reporting persons (the "Reporting Persons")

(1)      The TCW Group, Inc., a Nevada corporation ("TCW");

(2)      Robert A. Day, an individual;

(3) TCW Advisors, Inc., a New York corporation and wholly-owned subsidiary of TCWG ("TCW Advisors");

(4) Baeza & Co., L.L.C., a Delaware limited liability company wholly owned by Mario L. Baeza ("Baeza & Co.");

(5)      Mario L. Baeza, an individual;

(6) TCW/Latin America Partners, L.L.C., a Delaware limited liability company, the two members of which are TCW Advisors and Baeza & Co. ("TCW/LAP");

(7) TCW/Latin America Management Partners, L.L.C., a Delaware limited liability company, the managing member of which is TCW/LAP ("TCW/LAMP");

(8) TCW/Latin America Private Equity Partners, L.P., a Delaware limited partnership of which TCW/LAMP is the general partner, acting through TCW/LAP ("TCW/LAPEP");

(9) TCW/Latin America Off-Shore Pool I, L.P., a Cayman Islands limited partnership, owned 20% by the International Finance Corporation and 80% by TCW/LAPEP, of which TCW/LAMP is the administrative general partner, the managing member of which is TCW/LAP ("TCW/Off-Shore");

(10) TCW/CCI Holding LLC, a Delaware limited liability company, wholly owned by TCW/LAPEP;

(11) TCW/CCI Holding II LLC, a Delaware limited liability company, wholly owned by TCW/Off-Shore;

         (12)     Ernesto Ramon, an individual;

         (13)     John Avery, an individual; and

         (14) Scott Family Investors LLC, a New Jersey limited liability company, whose members are John W. Scott, its General Manager, John Scott IV, Julia Leigh Harrison Scott, Robert Augustin Thorton Scott and Karen Darby Scott.

         On July 6, 2001, Societe Generale S.A., a company incorporated under the laws of France ("SG"), acquired approximately 51% of the equity securities and 80% of the voting rights of TCW pursuant to an Amended and Restated Acquisition Agreement and Plan of Recapitalization, dated as of April 11, 2001, among TCW, SG, Societe Generale Asset Management, S.A., a company incorporated under the laws of France, Marc I. Stern as the Stockholders' Representative, the holders of common stock, par value US$1.00 per share, of TCW party thereto, and the holders of phantom stock of TCW party thereto. As a result of the acquisition by SG, Robert A. Day is no longer deemed to control TCW or share voting or dispositive power with TCW, and has thus ceased to be a beneficial owner of any securities of the Issuer and is no longer a Reporting Person.

         The Reporting Persons, together with TCW's other direct and indirect subsidiaries, collectively constitute The TCW Group, Inc. business unit (the "TCW Business Unit"). The TCW Business Unit is primarily engaged in the provision of investment management services.

         As of July 6, 2001, the ultimate parent company of TCW is SG. The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Business Unit.

         SG, for purposes of the federal securities laws, may be deemed ultimately to control TCW and the TCW Business Unit. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all of its business units except the TCW Business Unit), may beneficially own shares of the securities of the issuer to which this schedule relates (the "Shares") and such Shares are not reported in this statement. In accordance with Securities and Exchange Commission ("SEC") Release No. 34-39538 (January 12, 1998), and due to the separate management and independent operation of its business units, SG disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by SG and any of SG's other business units.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER

Item 5(a) is hereby amended to add the following:

          a) AGGREGATE AMOUNT BENEFICIALLY OWNED AND PERCENT OF CLASS:

         See Item 2.

         (e) DATE ON WHICH THE REPORTING PERSON CEASED TO BE A BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES:

         See Item 2.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated as of this 6th day of July, 2001.

THE TCW GROUP, INC.


By:      /S/ HAROLD H. HENDERSON
         ---------------------------
         Name:    Harold H. Henderson
         Title:   Authorized Signatory


TCW ADVISORS, INC.


By:      /S/ HAROLD H. HENDERSON
         ---------------------------
         Name:    Harold H. Henderson
         Title:   Authorized Signatory

ROBERT A. DAY


By:      /S/ HAROLD H. HENDERSON
         ---------------------------
         Name:    Harold H. Henderson
         Title:   Under Power of Attorney dated November 6, 2000, on file with
                  Schedule 13G for Retek, Inc., dated November 8, 2000


BAEZA & CO. L.L.C.


By:       /S/ MARIO L. BAEZA
          ----------------------------------
         Name:    Mario L. Baeza
         Title:   Authorized Signatory

MARIO L. BAEZA


/S/ MARIO L. BAEZA
--------------------------------------------
         Mario L. Baeza


TCW/LATIN AMERICA PARTNERS, L.L.C.

By:      TCW ADVISORS, INC.

                  By:      /S/ HAROLD H. HENDERSON
                           --------------------------
                           Name:    Harold H. Henderson
                           Title:   Authorized Signatory

By:      BAEZA & CO. L.L.C.

                  By:      /S/ MARIO L. BAEZA
                           -----------------------------------
                           Name:    Mario L. Baeza
                           Title:   Authorized Signatory


TCW/LATIN AMERICA MANAGEMENT PARTNERS, L.L.C.


By:      TCW/LATIN AMERICA PARTNERS, L.L.C.


         By:      TCW ADVISORS, INC.

                  By:      /S/ HAROLD H. HENDERSON
                           --------------------------
                           Name:    Harold H. Henderson
                           Title:   Authorized Signatory

         By:      BAEZA & CO. L.L.C.

                  By:      /S/ MARIO L. BAEZA
                           -----------------------------------
                           Name:    Mario L. Baeza
                           Title:   Authorized Signatory


TCW/LATIN AMERICA PRIVATE EQUITY PARTNERS, L.P.


By:      TCW/LATIN AMERICA PARTNERS, L.L.C.


         By:      TCW ADVISORS, INC.

                  By:       /S/ HAROLD H. HENDERSON
                           --------------------------
                           Name:    Harold H. Henderson
                           Title:   Authorized Signatory

         By:      BAEZA & CO. L.L.C.

                  By:      /S/ MARIO L. BAEZA
                           -----------------------------------
                           Name:    Mario L. Baeza
                           Title:   Authorized Signatory


TCW/LATIN AMERICA OFF-SHORE POOL I, L.P.

         By:      TCW/LATIN AMERICA MANAGEMENT
                       PARTNERS, L.L.C., its General Partner

                        By:   TCW/LATIN AMERICA PARTNERS, L.L.C.


                              By:  TCW ADVISORS, INC.

                                   By: /S/ HAROLD H. HENDERSON
                                       -----------------------------------
                                       Name:    Harold H. Henderson
                                       Title:   Authorized Signatory

                              By:  BAEZA & CO. L.L.C.

                                   By: /S/ MARIO L. BAEZA
                                       -----------------------------------
                                        Name:    Mario L. Baeza
                                        Title:   Authorized Signatory

         By:      TCW/LATIN AMERICA PARTNERS, L.L.C.,
                     as Managing General Partner

                        By:   TCW ADVISORS, INC.

                              By:  /S/ HAROLD H. HENDERSON
                                   -----------------------------------
                                   Name:    Harold H. Henderson
                                   Title:   Authorized Signatory

                        By:   BAEZA & CO. L.L.C.

                              By:  /S/ MARIO L. BAEZA
                                   ----------------------------------
                                   Name:    Mario L. Baeza
                                   Title:   Authorized Signatory

TCW/CCI HOLDING L.L.C.


By:      /S/ MARIO L. BAEZA
         -----------------------------------
         Name:    Mario L. Baeza
         Title:   Authorized Signatory

TCW/CCI HOLDING II L.L.C.

By:      /S/ MARIO L. BAEZA
         -----------------------------------
         Name:    Mario L. Baeza
         Title:   Authorized Signatory

ERNESTO RAMON


/S/ ERNESTO RAMON
--------------------------------------------
         Ernesto Ramon

JOHN AVERY


/S/ JOHN AVERY
--------------------------------------------
         John Avery

SCOTT FAMILY INVESTORS LLC


By:      /S/ JOHN W. SCOTT
         ---------------------------
         Name: John W. Scott
         Its: General Manager